Exhibit 99.1

Cambium Learning Group, Inc. Appoints

Clifford Chiu to its Board of Directors

May 21, 2014

5:00pm

DALLAS, May 21, 2014 /PRNewswire/ — Cambium Learning® Group, Inc. (NASDAQ: ABCD, the “Company”), a leading educational solutions and services company committed to helping all students reach their full potential by providing evidence-based solutions and expert professional services, announced today the appointment of Clifford Chiu to its Board of Directors. Effective April 2014, Mr. Chiu retired as a partner of Kohlberg Kravis Roberts & Co. (KKR) which he joined in 2007 to found and lead capital raising and investor relations in Asia. He is a government appointee to the Financial Services Development Council market development committee and non-executive director of Hsin Chong Construction Group, Ltd. (Hang Seng: 0404.HK).

Prior to joining KKR, Mr. Chiu was a Managing Director of J.P. Morgan Asset Management, based in Hong Kong, where he led the institutional and global liquidity businesses on the buy-side in the Asia Pacific region.

Prior to that, Mr. Chiu was at Salomon Smith Barney/Citigroup, where he was head of Hong Kong investment banking and beforehand co-head of Japan investment banking, in Tokyo.

Mr. Chiu holds a B.S. from The Wharton School of the University of Pennsylvania and an M.B.A. from the University of Chicago, where he serves on Chicago Booth’s global advisory board.

Mr. Chiu is an investment committee member of the West Kowloon Cultural District Authority, as well as a director of the St. James Settlement, the Hospital Authority’s Tseung Kwan O Hospital and the University of Pennsylvania’s Weingarten Learning Resources Center.

About Cambium Learning Group, Inc.

Cambium Learning® Group is a leading educational solutions and services company that is committed to helping all students reach their full potential by providing evidence-based solutions and expert professional services to empower educators and raise the achievement levels of all students. The company is composed of four business units: Voyager Sopris Learning™ (www.voyagersopris.com), Learning A–Z (www.learninga-z.com), ExploreLearning® (www.explorelearning.com), and Kurzweil Educational Systems® (www.kurzweiledu.com). Together, these business units provide best-in-class intervention and supplemental instructional materials; gold-standard professional development and school-improvement services; breakthrough technology solutions for online learning and professional support; valid and reliable assessments; and proven materials to support a positive and safe school environment. Cambium Learning Group, Inc. (ABCD), is based in Dallas, Texas. For more information, please visit www.cambiumlearning.com

Media and Investor Contact:

Philip Davis

Cambium Learning Group, Inc.

investorrelations@cambiumlearning.com